EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-154810 on Form F-3 of Qiao Xing Universal Resources, Inc. of our report dated July 15, 2011 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 20-F.

/s/    Crowe Horwath LLP

Sherman Oaks, California

July 15, 2011